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                                                                    Exhibit 23.3

                       CONSENT OF DEGOLYER & MACNAUGHTON


                                 July 25, 2001



Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 100
San Antonio, Texas  78232

Gentlemen:

   We hereby consent to the incorporation by reference in your Registration Statement on Form S-4 (the Registration Statement) of the references to DeGolyer and MacNaughton in the "Reserves Information" section on page 21 of the Annual Report on Form 10-K of Abraxas Petroleum Corporation for the year ended December 31, 2000, and to the use by reference of information contained in our "Appraisal Report as of December 31, 2000, on Certain Interests owned by Abraxas Petroleum Corporation," and to the use in the section "Estimated Quantities and Discounted Future Net Cash Flows Relating to Probable Reserves" in Annex A of the Registration Statement of the probable reserves and revenues contained in our "Appraisal Report as of December 31, 2000, on Certain Interests owned by Abraxas Petroleum Corporation." However, where the oil, condensate, natural gas liquids, and natural gas reserves estimates, as of December 31, 2000, set forth in our report have been combined with reserves estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves values contained in the aforementioned Annual Report and Registration Statement.


                                          Very truly yours,


                                          /s/ DeGOLYER and MacNAUGHTON
                                          DeGOLYER and MacNAUGHTON